U.S. SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

1.    Name and Address of Reporting Person*

      Davidsmeyer, Jr.              O.                   Howard
      (Last)                       (First)              (Middle)
      355 Interstate Blvd.
      (Street)
      Sarasota                        FL                  34240
      (City)                         (State)              (Zip)


2.    Date of Event Requiring Statement (Month/Day/Year)

      11/22/00

3.    IRS Identification Number of Reporting Person, if an Entity (Voluntary)

      N/A

4.    Issuer Name and Ticker or Trading Symbol

      CDX.COM, Inc.

5.    Relationship of Reporting Person to Issuer
      (Check all applicable)

      [X]  Director                             [_]  10% Owner
      [X]  Officer (give title below)             [_]  Other (specify below)

      Chief Executive Officer

6.    If Amendment, Date of Original (Month/Day/Year)

7.    Individual or Joint/Group Filing  (Check applicable line)

      [X]  Form Filed by One Reporting Person

      [_]  Form Filed by More than One Reporting Person

      Table I -- Non-Derivative Securities Beneficially Owned

                                          Ownership Form;   Nature of Indirect
      Title of    Amt. of Securities      Direct (D) or     Beneficial
      Security    Beneficially Owned      Indirect (I)      Ownership
      --------    ------------------      --------------    ---------
      No securities owned.

      Table II -- Derivative Securities Beneficially Owned
      (e.g., Puts, Calls, Warrants, Options, Convertible Securities)


Title of    Date Exercisable  Title and Amt.  Conversion    Ownership    Nature
Derivative  and Expiration    of Securities   or Exercise   Form of      of Indirect
Security    Date              Underlying      Price of      Derivative   Beneficial
--------    ----              Derivative      Derivative    Security     Ownership
                              Securities      Security      --------     ---------
                              ----------      --------

      No securities owned.



                              -------------------------         ---------------
                              Signature of Reporting Person     Date

TBFCDX/docs/form3-davidsmeyer